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                               USGlobalNanospace

FOR IMMEDIATE RELEASE

Contacts: Amy Power                                Troy Scheer
          Office: 214.618.3318                     Office: 972-323-0491
          Mobile: 214.693.2146                     Mobile: 469-358-6691
          amy@trancemarketinggroup.com             troy@trancemarketinggroup.com


             ALL-CLEAR(TM) WEB SITE IS MADE AVAILABLE TO THE PUBLIC

                          BY KIDDE FIREFIGHTING, INC.

(Carson City, Nevada) Wednesday, August 31, 2005 - US Global Nanospace, Inc. (OTCBB: USGA.OB) today announced that it received confirmation from Kidde Firefighting, Inc. ("Kidde") that Kidde has constructed a publicly available website providing information about ALL-CLEAR(TM), the decontamination foam product developed by US Global Nanospace and Kidde.

The web site provides an overview of the ALL-CLEAR(TM) product, as well as an application guide, test data and technical information. Kidde is a subsidiary of United Technologies Corporation, a New York Stock Exchange listed company.

The website may be viewed at www.all-clear.com. The contents of this website are not incorporated into this press release. Further, this reference is intended to be an inactive textual reference only.

About US Global Nanospace

US Global Nanospace, Inc. is a solutions oriented research and development company that specializes in identifying, developing, and commercializing advanced new technologies and products for integration into the defense and health and safety markets.

US Global Nanospace uses cross-discipline knowledge in the areas of science, engineering, nanotechnology and nanomaterials, to create products that address high performance issues, and focuses its commercial efforts on licensing its products to strategic partner companies that have the resources to manufacture, market or integrate its products on a commercial scale.

US Global's products include All-Clear(TM) Chem/Bio Decon Foam, the G-Lam line of variable threat armor solutions, NanoFilters for HVAC, NanoFilterCX, BlastX and Radomes.

More information about US Global Nanospace can be viewed at http://www.usgn.com/.

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Safe Harbor

This announcement contains express or implied forward-looking statements about US Global Nanospace's future financial and operating results, products and business relationships. These statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to, reliance on the manufacturing, sales and marketing efforts of a third party over which US Global Nanospace has no direct control, enforceability, and validity of proprietary rights, ability to raise sufficient capital or borrow sufficient funds to fund future operations, ability to develop future products, technology shifts, potential technical or manufacturing difficulties that could delay products, competition, pricing pressures, the uncertainty of market acceptance of new products by customers, the outcome of pending or future litigation, ability to obtain and maintain regulatory approvals for products, general economic factors and other risks identified and discussed in US Global Nanospace's filings with the Securities and Exchange Commission, including those set forth in US Global Nanospace's annual report on Form 10-KSB before the year ended March 31, 2005. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from the US Global Nanospace's current expectations. US Global Nanospace disclaims any intent or obligation to update those forward-looking statements, except as required by law.